Exhibit 99.1

June 28, 2012

PRESS RELEASE:

For Immediate Release:

Pam Cranford

Investor Relations

Tel: (336) 626-8300

Asheboro, NC- June 28, 2012—FNB United Corp. (NASDAQ: FNBN) (the “Company”), the bank holding company for CommunityOne Bank, N.A. and Bank of Granite (the “Banks”), announced today that it was added to the Russell 3000® Index, the Russell 2000® Index, the Russell Global Index and the Russell Microcap® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes.

Russell indices are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. In the institutional marketplace, an industry leading $3.9 trillion in assets currently are benchmarked to them. The Company will hold its membership in the Indices until Russell reconstitutes them again in June 2013.

The annual reconstitution of the Russell 3000® captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in the ranking comprise the Russell 1000® and the next 2,000 companies become the Russell 2000®. The Russell 3000® also serves as the U.S. component to the Russell Global Index.

About FNB United Corp.

FNB United Corp. is the North Carolina-based bank holding company for two historic community banks, CommunityOne Bank, N.A. (MyYesBank.com) and Bank of Granite (BankOfGranite.com). Founded in 1907, CommunityOne operates 45 branches in 38 communities throughout central, southern and western North Carolina. Founded in 1906, Bank of Granite operates 18 branches in western North Carolina. Through its banking subsidiaries, FNB United offers a full range of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and online banking services.